Road from Laiyegou Coal Mine to Collective Station in Xiyingzi

Scale 1:1250000

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Baotou City
Hohhot city
Railway from Baotou city to Beijing
Railway from Baotou to Dongsheng
Railway from Feazhen to zHunger
Dongsheng
Xuejiawan Town
Collective station in Xiyingzi
Laiyegou Coal Mine

note: road marked in pink is one from Laiyegou Coal Mine to Collective station in Xiyingzi.